Exhibit 107
Calculation of Filing Fee Tables
Form S-4
(Form Type)
Revelyst, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	Rule 457(f)(1), Rule 457(f)(3), Rule 457(c)	59,059,950	N/A	889,442,847	0.00014760	$131,281.76	N/A	N/A	N/A	N/A
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Total Offering Amounts							N/A
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							N/A
(1)    This registration statement relates to the registration of the maximum number of common shares, par value $0.01 per share, of the registrant (referred to as Revelyst shares) estimated to be issuable by the registrant in connection with the transactions described in this registration statement and the Agreement and Plan of Merger (as may be amended from time to time), dated as of October 15, 2023, by and among the registrant, CSG Elevate II Inc., CSG Elevate III Inc., a wholly owned subsidiary of CSG Elevate II Inc., and, solely for the purposes of specific provisions therein, CZECHOSLOVAK GROUP a.s. (the “Transactions”).
(2)    The number of shares of common stock, par value $0.01 per share, of Revelyst shares being registered is based upon an estimate of the maximum number of shares of common stock, par value $0.01 per share, of Vista Outdoor Inc. (referred to as Vista Outdoor shares) issuable or expected to be exchanged in connection with the Transactions, including Vista Outdoor shares that may be issued in respect of outstanding Vista Outdoor Inc. equity awards prior to the consummation of the Transaction, collectively equal to 59,059,950.
(3)    Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and calculated in accordance with Rules 457(c) , 457(f)(1) and 457(f)(3) promulgated thereunder. The aggregate offering price is (i) the product of (x) $27.96, the average of the high and low prices of shares of Vista Outdoor shares as reported on the New York Stock Exchange on January 11, 2024 and (y) the number set forth in footnote (2) above minus (ii) 761,873,355, which is the aggregate amount of cash consideration estimated to be paid by the registrant to holders of Vista Outdoor shares upon consummation of the Transactions.